Exhibit 99.n

BROADMARK FUNDS

Amended and Restated Rule 18f-3 Plan

April 18, 2013

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act") permits mutual funds to issue multiple classes of shares. This plan ("18f-3 Plan") has been adopted with respect to Broadmark Funds (the "Trust") and its series, the Broadmark Tactical Plus Fund and the Broadmark Tactical Fund (each a "Fund", and together, the "Funds"), pursuant to such rule by the Board of Trustees of the Trust (the "Board" or the "Trustees"), including a majority of those Trustees who are not "interested persons" (as such term is used in Section 2(a)(19) of the 1940 Act) of the Trust (the "Independent Trustees").

This 18f-3 Plan, in accordance with Rule 18f-3 under the 1940 Act, designates classes of shares of the Funds and sets forth the differences between the classes with respect to shareholder services, distribution arrangements, expense allocations and any related conversion features or exchange privileges.

The Board, including a majority of the Independent Trustees, has determined that this 18f-3 Plan, including the description of the allocation of expenses contained herein, is in the best interests of each Fund and of each class of shares offered by the Funds.

1.           The shares of a Fund are divided into Investor Class shares and Institutional Class shares. Investor Class shares are available to investors as disclosed in each Fund's prospectus and statement of additional information, as each may be supplemented or amended from time to time (together, the "Prospectus") and are offered through the principal underwriter of the Fund's shares (the "Distributor") and through authorized banks, securities brokers or dealers and other financial institutions that have entered into a selling or other similar agreement with the Distributor and/or the Trust. Institutional Class shares are available only to certain eligible investors as disclosed in the Prospectus and are offered through the Distributor and through authorized banks, securities brokers or dealers and other financial institutions that have entered into a selling or other similar agreement with the Distributor and/or the Trust.

2.       Investor Class shares are offered and sold at net asset value per share (without imposition of front-end or deferred sales charges).  Investor Class shares are subject to a distribution plan adopted pursuant to Rule 12b-1 under the 1940 Act (the "12b-1 Plan"). The distribution plan for the Investor Class shares allows for the payment of a distribution services fee up to 0.25% of average daily net assets attributable to the Investor Class shares to reimburse the Distributor for amounts it has paid for services or expenses primarily intended to result in the sale of Investor Class shares, and/or to others who render assistance in distributing, promoting or providing shareholder services to shareholders of Investor Class shares of the Funds. Investor Class shares are also subject to a shareholder servicing plan, which allows for payment to third-party service providers for non-distribution related services at an annual rate that shall not exceed 0.15% of the average daily net assets attributable to the Investor Class shares.

3.           Institutional Class shares are offered and sold at net asset value per share (without imposition of front-end or deferred sales charges).  Institutional Class shares are not subject to the 12b-1 Plan or distribution services fee payable thereunder. Institutional Class shares are subject to a shareholder services plan which allows for payment to third-party service providers for non-distribution related services at an annual rate that shall not exceed 0.05% of the average daily net assets attributable to the Institutional Class shares.

4.           All expenses of a Fund shall be allocated among each of its classes in accordance with Rule 18f-3 under the 1940 Act, except that the fees and expenses incurred by the Funds under the 12b-1 Plan shall be allocated only to the Investor Class shares. Subject to the approval of the Trustees, including a majority of the Independent Trustees, the following "Class Expenses" may be allocated on a class-by-class basis:

(a)	transfer agency and other record keeping costs and expenses;

(b)	Securities and Exchange Commission and blue sky registration or qualification fees;

(c)
printing and postage expenses related to printing, preparing and distributing materials, such as shareholder reports, prospectuses and proxies to current shareholders of a particular class or to regulatory authorities with respect to such class;

(d)	audit or accounting fees or expenses relating solely to such class;

(e)	the expenses of administrative personnel and services as required to support the shareholders of such class;

(f)	litigation or other legal expenses relating solely to such class;

(g)	Trustee fees and expenses incurred as a result of issues relating solely to such class; and

(h)	other costs or expenses subsequently identified and determined to be properly allocated to such class.

All expenses not now or hereafter designated as Class Expenses (such other expenses, "Fund Expenses") will be allocated to each class on the basis of the net assets of that class in relation to the net assets of a Fund.

5.           The investment adviser of the Funds (the "Adviser") or the Distributor may choose to waive or reimburse the distribution services fee payable under the 12b-1 Plan, any transfer agency fees or any Class Expenses on a voluntary, temporary basis. Such waiver or reimbursement may be applicable to one or all of the classes and may be in different amounts for one or more classes.

6.           Income and realized and unrealized capital gains and losses shall be allocated to each class on the basis of the net assets of that class in relation to the net assets of a Fund.

7.           Institutional Class shares held by a shareholder that is no longer eligible to own such shares may be converted to Investor Class shares from time to time upon written instruction from the Funds to the Funds' transfer agent, provided that (a) the shareholder is given 30 days' written notice of the proposed conversion to make additional investments so that the account balance meets the minimum balance requirement for Institutional Class shares and (b) if additional investments are not made, the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge. Persons who hold Investor Class shares of a Fund that are eligible to own Institutional Class shares in accordance with the criteria set forth in the Prospectus, and who hold their shares through an institution that has a valid Institutional Class sales agreement with the Fund or the Distributor or any of their respective affiliates authorizing such a conversion, may convert their Investor Class shares into Institutional Class shares, subject to the Fund's discretion, as described in the Prospectus.  Any conversion from Investor Class shares to Institutional Class shares shall be on the basis of the relative net asset values of the two classes without the imposition of any sales load, fee or other charge. Any such conversion will occur at the respective net asset values of the two classes next calculated after the Fund's receipt of the shareholder's request in Proper Form, as such term is defined in the Prospectus.

8.           Each class of shares shall have (a) exclusive voting rights on any matter submitted to shareholders that relates solely to that class's arrangements; (b) separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of the other class; and (c) in all other respects, the same rights and obligations as the other class.

9.           Subject to meeting the applicable minimum investment requirements, shares of a Fund may generally be exchanged for shares of another series of the Trust. Any exchange will be effected at each applicable Fund's net asset value per share next determined after receipt of an exchange request in Good Form. Exchange requests received by the Transfer Agent or appropriate financial intermediary (i) before the close of the New York Stock Exchange ("NYSE") on any business day will be effected at the Fund's net asset value per share determined on that day, or (ii) after the close of the NYSE on any business day will be effected at the Fund's net asset value per share determined on the next business day. Each Fund reserves the right to reject any exchange request or to modify or terminate exchange privileges. The exchange privilege may not be used for short-term or excessive trading or trading strategies harmful to the Funds.

10.           This 18f-3 Plan may not be materially amended to change its provisions unless a majority of the Trustees, including a majority of the Independent Trustees, shall find that the 18f-3 Plan, as proposed and including the expense allocations, is in the best interest of (a) each class individually and (b) each Fund as a whole.

11.           While this 18f-3 Plan is in effect, the Trust will comply with the fund governance standards set forth in Rule 0-1(a)(7) under the 1940 Act.